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                      May 8, 2024

       Jun Ho Yang
       Chief Executive Officer
       Hi-Great Group Holding Company
       621 South Virgil Avenue, #460
       Los Angeles, CA 90005

                                                        Re: Hi-Great Group
Holding Company
                                                            Form 10-K/A-2 for
the fiscal year ended December 31, 2022
                                                            Filed May 8, 2024
                                                            File No. 000-56200

       Dear Jun Ho Yang:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Real Estate & Construction